Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We have read Item 4.02 of the Current Report on Form 8-K of China Aoxing Pharmaceutical Company, Inc. for February 28, 2008, and we agree with the statements contained therein insofar as they relate to our Firm.

Very truly yours,

/s/ Paritz & Company

Paritz and Company PA